Exhibit 99.1

Gannett Announces Closing of Debt Refinancing

MCLEAN, VA – October 18, 2021 – Gannett Co., Inc. (“Gannett”, “we”, “us”, “our”, or the “Company”) (NYSE: GCI) announced today that Gannett Holdings LLC (the “Borrower”), a wholly-owned subsidiary of the Company, has entered into a five-year senior secured term loan facility in an aggregate principal amount of $516 million (the “Credit Facility”) on October 15, 2021. The proceeds of the Credit Facility, together with the net proceeds from private offering of $400 million aggregate principal amount of 6.00% first lien notes due 2026 (the “Senior Notes”), were applied towards the full repayment of the existing term loan. The sale of the Senior Notes also closed on October 15, 2021.

Loans under the Credit Facility bear interest at a per annum rate equal to LIBOR plus a margin of 5.00% with a floor of 50 basis points  The Credit Facility contains usual and customary covenants for credit facilities of this type that restrict, among other things, our ability to incur debt, grant liens, sell assets, make investments and pay dividends, in each case with customary exceptions including an exception that permits dividends and repurchases of outstanding junior debt or equity in (i) an amount of up to $25 million per fiscal quarter if the ratio of debt secured on an equal basis with the Credit Facility to EBITDA of the Company and its restricted subsidiaries (the “First Lien Net Leverage Ratio”) for such fiscal quarter is equal to or less than 2.00 to 1.00, (ii) an amount of up to $50 million per fiscal quarter if the First Lien Net Leverage Ratio for such fiscal quarter is equal to or less than 1.50 to 1.00 and (iii) an unlimited amount if First Lien Net Leverage Ratio for such fiscal quarter is equal to or less than 1.00 to 1.00. All obligations under the Credit Facility are secured by all or substantially all of the assets of the Company and the wholly-owned domestic subsidiaries of the Company (the “Guarantors”). The obligations of the Borrower under the Credit Facility are guaranteed on a senior secured basis by the Company and the Guarantors.

“This refinancing reduces our cost of capital by nearly 200 basis points, saving significant interest expense, while also improving upon the terms of our prior credit facility entered into in February 2021” said Michael Reed, Gannett Chairman and Chief Executive Officer. “Since the acquisition of legacy Gannett in November 2019, we have paid down $379 million of debt and reduced our cost of capital by 570 basis points. The Company expects to continue to optimize its overall capital structure and aggressively pay down debt, which will continue to reduce our annual interest expense and overall leverage.”

About Gannett
Gannett Co., Inc. (NYSE: GCI) is a subscription-led and digitally focused media and marketing solutions company committed to empowering communities to thrive. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer Prize-winning content, consumer experiences and benefits, and advertiser products and services. Our current portfolio of media assets includes USA TODAY, local media organizations in 46 states in the U.S., and Newsquest, a wholly owned subsidiary operating in the United Kingdom with more than 120 local news media brands. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc., which are marketed under the LOCALiQ brand, and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures. To connect with us, visit www.gannett.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to pay down debt and reductions in interest expense. Words such as “expect(s)”, “will”, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s 2020 Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For investor inquiries, contact:	For media inquiries, contact:
Trisha Gosser	Lark-Marie Anton
Investor Relations	Senior Vice President, Communications
703-854-3000	646-906-4087
investors@gannett.com	lark@gannett.com